UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 9)*

                        RAMTRON INTERNATIONAL CORPORATION
                    -----------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
                          ----------------------------
                         (Title of Class of Securities)

                                    75190710
                              --------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE  13G


CUSIP  No.  75190710

1.     NAME  OF  REPORTING  PERSON
       S.S.  OR  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON

          NATIONAL  ELECTRICAL  BENEFIT  FUND
          53-0188157

2.     CHECK  TO APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)    [ ]
                                                             (b)    [ ]
          N/A

3.     SEC  USE  ONLY

4.     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION

          United  States

                    5.     SOLE  VOTING  POWER          2,554,377

NUMBER  OF          6.     SHARED VOTING POWER          0
SHARES
BENEFICIALLY
OWNED  BY
EACH                7.     SOLE  DISPOSITIVE  POWER     2,554,377
REPORTING
PERSON              8.     SHARED DISPOSITIVE POWER     0

9.     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
                           2,554,377

10.    CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (9)  EXCLUDES
       CERTAIN  SHARES*

                           N/A

11.    PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9

                           19%

12.    TYPE  OF  REPORTING  PERSON*

                           Employee  Benefit  Fund


                            *See  Instruction

                                SCHEDULE  13G


CUSIP  No.  75190710

1.     NAME  OF  REPORTING  PERSON
       S.S.  OR  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON

          EDWIN  D.  HILL,  as  TRUSTEE  of  the
          NATIONAL  ELECTRICAL  BENEFIT  FUND


2.     CHECK  TO APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)     [ ]
                                                             (b)     [ ]
          N/A

3.     SEC  USE  ONLY

4.     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION

          United  States

                    5.     SOLE  VOTING  POWER          0

NUMBER  OF          6.     SHARED VOTING POWER          2,554,377**
SHARES
BENEFICIALLY
OWNED  BY
EACH                7.     SOLE DISPOSITIVE POWER       0
REPORTING
PERSON              8.     SHARED DISPOSITIVE POWER     2,554,377**


9.     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
                           2,554,377**

10.    CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (9)  EXCLUDES
       CERTAIN  SHARES*

                           N/A

11.    PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9

                           19%

12.    TYPE  OF  REPORTING  PERSON*

                           Individual


       *See  Instruction

       ** The Reporting Person expressly disclaims beneficial ownership of such shares, all of which are owned by the National Electrical Benefit Fund.

                                  SCHEDULE  13G


CUSIP  No.  75190710

1.     NAME  OF  REPORTING  PERSON
       S.S.  OR  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON

          JOHN  M.  GRAU,  as  TRUSTEE  of  the
          NATIONAL  ELECTRICAL  BENEFIT  FUND

2.     CHECK  TO APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)     [ ]
                                                             (b)     [ ]
          N/A

3.     SEC  USE  ONLY

4.     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION

          United  States

                    5.     SOLE  VOTING  POWER          0

NUMBER  OF          6.     SHARED VOTING POWER          2,554,377**
SHARES
BENEFICIALLY
OWNED  BY
EACH                7.     SOLE DISPOSITIVE POWER       0
REPORTING
PERSON              8.     SHARED DISPOSITIVE POWER     2,554,377**


9.     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
                           2,554,377**

10.    CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (9)  EXCLUDES
       CERTAIN  SHARES*

                           N/A

11.    PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9

                           19%

12.    TYPE  OF  REPORTING  PERSON*

                           Individual


       *See  Instruction

       ** The Reporting Person expressly disclaims beneficial ownership of such shares, all of which are owned by the National Electrical Benefit Fund.

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  Schedule 13G
                    Under the Securities Exchange Act of 1934


Amendment No. 9:

Item  1     (a)     Name  of  issuer:

                         RAMTRON  INTERNATIONAL  CORPORATION

Item  1     (b)     Address  of  issuer's  principal  executive  offices:

                         1850  RAMTRON  DRIVE
                         COLORADO  SPRINGS,  CO  80921

Item  2     (a)     Name  of  person  filing:

                         NATIONAL  ELECTRICAL  BENEFIT  FUND,  by
                         Edwin  D.  Hill  and  John  M.  Grau  as  Trustees

Item  2     (b)     Address  of  principal  business  office:

                         1125  15th  STREET,  NW,  SUITE  401
                         WASHINGTON,  D.C.  20005

Item  2     (c)     Citizenship:                          United  States

Item  2     (d)     Title of class of securities:         COMMON STOCK

Item  2     (e)     Cusip  No.:     75190710

Item  3             Type  of  Person:                     Employee Benefits Plan

Item  4     (a)     Amount benefically owned:             2,554,377

Item  4     (b)     Percent  of  class:     19%

Item  4     (c)     (i)     sole  power  to  vote:        2,554,377
                    (ii)    shared  power  to  vote:      0
                    (iii)   sole  power  to dispose:      2,554,377
                    (iii)   shared power to dispose:      0

Item  5      Ownership of 5 percent or less of a class:    Not Applicable

Item  6      Ownership of  more than 5 percent on behalf of another person:

                  Not Applicable

Item  7      Identification  and  classification of subsidiary:

                  Not applicable

Item  8      Identification and classification of members of the  group:

                  Not applicable

Item  9      Notice  of  dissolution  of  the group:

                  Not applicable

Item  10     Certification:

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


                                        SEPTEMBER 10,  1999
                                        -------------------
                                        Date



                                        /s/  EDWIN  D.  HILL
                                        --------------------
                                        Trustee



                                        /s/  JOHN  M.  GRAU
                                        -------------------
                                        Trustee